CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form S-1 Registration Statement our Independent Auditors’ Report dated April 24, 2008 relating to the consolidated financial statements of Argentex Mining Corporation and to the reference to our firm under the caption "Interest of Named Experts and Counsel" in such Prospectus, for the registration of up to 5,026,000 shares of common stock comprised of 3,154,000 shares of common stock and 1,872,000 shares of common stock that may be issued upon the exercise of common stock purchase warrants.

Vancouver, Canada	“Morgan & Company”

May 8, 2008	Chartered Accountants